Exhibit 99.1, Annual Report on Form 10-K
for the year ended December 31, 2001
Commission File Number 1-3671

GENERAL DYNAMICS

March 29, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

This letter is being filed by General Dynamics Corporation with its Form 10-K pursuant to Temporary Note 3T to Article 3 of Regulation S-X to set forth certain representations made to General Dynamics by Arthur Andersen LLP in connection with their audit.

General Dynamics received a representation letter dated March 28, 2002, from Arthur Andersen LLP indicating that they have audited the consolidated financial statements of General Dynamics Corporation and subsidiaries as of December 31, 2001 and for the year then ended, and have issued their report thereon dated January 21, 2002 (except with respect to the matters discussed in Note J and Note O, as to which the date is March 15, 2002). In the representation letter, Arthur Andersen represented that the audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

/s/ John W. Schwartz
John W. Schwartz
Vice President and Controller